EXHIBIT 8.1

List of Subsidiaries

Significant Subsidiaries:

Home Inns & Hotels Management (Hong Kong) Limited – Incorporated in Hong Kong

Hong Kong Ai Home Investment Company – Incorporated in Hong Kong

Hemei Hotel Management Company – Incorporated in the PRC

Home Inns & Hotels Management (Beijing) Co., Ltd. – Incorporated in the PRC

Home Inns Hotel Management (Shanghai) Co., Ltd. – Incorporated in the PRC

Shanghai Chuwen Investment Holding Co., Ltd. – Incorporated in the PRC

Shanghai Top Star Hotel Management Co., Ltd. – Incorporated in the PRC